ANNUAL MASTER SERVICER’S CERTIFICATE

GE DEALER FLOORPLAN MASTER NOTE TRUST

The undersigned, a duly authorized officer of General Electric Capital Corporation (“GECC”), as the master servicer (the “Master Servicer ”), pursuant to the Servicing Agreement dated as of August 12, 2004 (as may be further amended and supplemented from time to time, the “Agreement”), between GECC and
GE Dealer Floorplan Master Note Trust (“Trust”), does hereby certify that:

1. GECC is, as of the date hereof, Master Servicer under the Agreement.

2. The undersigned is an authorized officer who is duly authorized pursuant to the Agreement to execute and deliver this certificate to the Trust.

3. A review of the activities of Master Servicer during the fiscal year ended December 31, 2004, and of its performance under the Agreement was conducted under my supervision.

4. Based on such review, Master Servicer has, to the best of my knowledge, performed in all material respects its obligations under the Agreement throughout such year and no default in the performance of such obligations has occurred or is continuing.

IN WITNESS WHEREOF, the undersigned has duly executed this certificate this 28th day of March, 2005.

                               /s/ Michael Cipolla
                     Name: Michael Cipolla
                                Title:   Principal Servicing Officer